Exhibit 3.1.29

ARTICLES OF ORGANIZATION

LIMITED-LIABILITY COMPANY

(PURSUANT TO NRS 86)

1.	Name of Limited Liability Company	NCOP Capital Resource, LLC

2.	Resident Agent Name and Street Address:	Nevada Incorporators and Registration Service, LLC 3763 Howard Hughes Parkway, Suite 170 Las Vegas, NEVADA 89109

3.	Dissolution Date	Latest date upon which the company is to dissolve (if existence is not perpetual):
Perpetual

4.	Management	Company shall be managed by: ☒ Manager(s) or ☐ Members

5.	Names, Addresses of Manager(s) or Members:	NCOP Nevada Holdings, Inc. 3763 Howard Hughes Parkway, Suite 170 Las Vegas, Nevada 89109

6.	Names, Addresses and	Richard J. Palmer	/s/ Richard J. Palmer

	Signatures of Organizers:	3763 Howard Hughes Parkway, Suite 170
Las Vegas, Nevada 89109

7.	Certificate of Acceptance of Appointment of	I hereby accept appointment as Resident Agent for the above named limited- liability company
	Resident Agent:	/s/ Candace R. Corra	6-24-05
		Authorized Signature of R. A. Company or On Behalf of R.A. Company	Date

Certificate of Amendment to Articles of Organization

For a Nevada Limited-Liability Company

(Pursuant to NRS 86.221)

1.	Name of limited-liability company:

NCOP Capital Resource, LLC

2.	The company is managed by (check one): ☒ managers or ☐ members

3.	The articles have been amended as follows (provide articles numbers, if available);*

Article Fifth shall be amended in its entirety to read as follows:

“5.	The Name and Address of the Manager are as follows:

NCO Group, Inc.

507 Prudential Road

Horsham, Pennsylvania 19044”

4.	Signature (must be signed by at least one manager or by a managing member).

/s/ Joshua Gindin
Signature

“1)	If amending company name, it must contain the words “Limited-Liability Company,” “Limited Company,” or “Limited” or the abbreviations “Ltd.,” “LLC.,” or “L.C.,” “LLC” or “LC.” The word “Company” may be abbreviated as “Co.”

2)	If adding managers, provide names and addresses.